Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Aida Orphan	Media Contact:	Elizabeth Owen
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-6194		(415) 501-7777
	Investor-Relations@levi.com		NewsMediaRequests@levi.com

LEVI STRAUSS & CO. REPORTS THIRD-QUARTER 2023 FINANCIAL RESULTS
Q3 NET REVENUES IN LINE WITH PRIOR YEAR, WITH 14% GROWTH IN GLOBAL DTC
GROSS MARGIN OF 55.6% EXCEEDED Q3 OUTLOOK
CONTINUED SEQUENTIAL IMPROVEMENT IN INVENTORY; UP 1% TO PRIOR YEAR ON A COMPARABLE BASIS
DILUTED EPS OF $0.02 AND ADJ. DILUTED EPS OF $0.28
COMPANY EXPECTS FY ADJ. DILUTED EPS AT LOW END OF PREVIOUSLY GUIDED $1.10-$1.20 RANGE

SAN FRANCISCO (October 5, 2023) – Levi Strauss & Co. (NYSE: LEVI) today announced financial results for the third quarter ended August 27, 2023.
“In the third quarter, we delivered double-digit growth in our direct-to-consumer business, driven by strong comp-store gains, which helped offset continued softness in the wholesale channel, primarily in the U.S.,” said Chip Bergh, president and chief executive officer of Levi Strauss & Co. “We are focused on the levers within our control and the actions we took in the third quarter are beginning to drive improvements in US wholesale trends. As we look longer term, we remain confident in our ability to achieve our goals given the global strength of the Levi’s brand, the momentum in our direct-to-consumer business globally, and the exceptional growth potential of our product portfolio and our international business.
“We delivered Adjusted EBIT and Adjusted diluted EPS in line with our expectations while navigating a challenging operating environment,” said Harmit Singh, chief financial and growth officer of Levi Strauss & Co. “While we saw sequential improvement in the business across the company as we moved through Q3 with both July and August up versus prior year, given the ongoing uncertainty in the macro environment, we are taking a cautious approach to our outlook for the fourth quarter. As we accelerate our transition to a DTC-led company,  we have commenced an initiative to review our operating model and cost structure that should drive agility and material cost savings beginning in 2024.”
Financial Highlights
•Net Revenues of $1.5 billion were consistent with the prior year on a reported basis and 2% lower on a constant-currency basis versus Q3 2022.
•DTC (Direct to Consumer) net revenues increased 14% on a reported basis and 13% on a constant-currency basis, driven by broad-based growth in both company-operated mainline and outlet stores and e-commerce. Revenues from e-commerce grew 19% on a reported basis and 18% on a constant-currency basis reflecting double-digit growth across all brands. As a percentage of third quarter net revenues, DTC comprised 40% of total net revenues.
•Wholesale net revenues declined 8% on a reported basis and 10% on a constant-currency basis as growth in Asia and Latin America was offset by declines in North America and Europe.

•In the Americas, net revenues decreased 5% on a reported basis and 7% on a constant-currency basis. DTC net revenues increased 12% on a reported basis and 11% on a constant-currency basis driven by company-operated mainline and outlet stores and e-commerce. Wholesale net revenues decreased 12% on a reported basis and 14% on a constant-currency basis as softness in North America was partially offset by growth in Latin America.
•In Europe, net revenues decreased 2% on a reported basis and 6% on a constant-currency basis; excluding Russia, net revenues decreased 3% on a constant-currency basis. DTC net revenues increased 10% on a reported basis and 6% on a constant-currency basis, and 11% excluding Russia, driven by company-operated mainline and outlet stores and e-commerce. Wholesale net revenues decreased 10% on a reported basis and 14% on a constant-currency basis, reflecting the cautious order environment among wholesale partners.
•Asia net revenues increased 12% on a reported basis and 18% on a constant-currency basis, reflecting growth across almost all markets, including strong growth in China. DTC net revenues rose 15% on a reported basis and 23% on a constant-currency basis, driven by strength in company-operated mainline and outlet stores and e-commerce. Wholesale net revenues increased 8% on a reported basis and 13% on a constant-currency basis.
•Other Brands net revenues increased 12% on a reported basis and 9% on a constant-currency basis. Dockers® increased 9% on a reported basis and 5% on a constant-currency basis as strong growth internationally and in DTC was partially offset by U.S. wholesale. Beyond Yoga® rose 25% on reported and constant-currency bases.

	Net Revenues				Operating Income
	Three Months Ended		% Increase (Decrease)		Three Months Ended		% Increase (Decrease)
($ millions)	August 27, 2023	August 28, 2022	As Reported	Constant Currency	August 27, 2023	August 28, 2022	As Reported	Constant Currency
Americas	$767	$805	(5)%	(7)%	$136	$177	(23)%	(25)%
Europe	$384	$390	(2)%	(6)%	$68	$84	(19)%	(22)%
Asia	$246	$221	12%	18%	$30	$20	51%	66%
Other Brands	$114	$101	12%	9%	$(2)	$2	(175)%	(161)%
•Operating margin of 2.3% was down from 13.1% in Q3 2022 as a result of higher SG&A expenses and an impairment charge of $90.2 million related to the Beyond Yoga® acquisition, and lower net revenues and gross margin. Adjusted EBIT margin declined 330 basis points to 9.1% from 12.4% last year due to gross margin contraction and SG&A deleverage due to higher DTC expenses.
◦Gross margin was down 130 basis points to 55.6% from 56.9% in Q3 2022. Adjusted gross margin was down 130 basis points to 55.6% from 56.9% last year. The decline in Gross margin and Adjusted gross margin was driven by lower full-price sales, strategic pricing actions and higher product costs. These impacts were partially offset by favorable channel and geographic mix, as well as lower air freight expenses and favorable currency exchange.
◦Selling, general and administrative (SG&A) expenses were $715 million compared to $664 million in Q3 2022. Adjusted SG&A was $702 million compared to $675 million last year, reflecting higher planned expenses to support DTC expansion.
•Interest and other expenses, which include foreign exchange losses, were $38 million compared to $13 million in Q3 2022. The increase in expenses was primarily driven by a $19 million pension settlement loss and foreign currency transaction losses reflecting the impact of rate fluctuations on foreign denominated balances.

•The effective tax rate was 386.6% compared to 7.2% in Q3 2022. The increase in the effective tax rate is primarily driven by the foreign-derived intangible income deduction on a proportion to losses before income taxes. Additionally, the non-cash impairment charge related to the Beyond Yoga® acquisition resulted in an income tax benefit of $22 million. Excluding the impact of the impairment, the tax rate would be 10% for Q3 2023.
•Net income was $10 million compared to net income of $173 million in Q3 2022. Adjusted net income was $112 million compared to $161 million in Q3 2022.
•Diluted earnings per share was $0.02 compared to diluted earnings per share of $0.43 in Q3 2022. The recognition of the Beyond Yoga® impairment unfavorably impacted diluted earnings per share by $0.17, net of tax. Adjusted diluted earnings per share was $0.28 compared to $0.40 in Q3 2022.

	Three Months Ended		Decrease As Reported	Decrease Constant Currency	Nine Months Ended		Decrease As Reported	Increase (Decrease) Constant Currency
($ millions, except per-share amounts)	August 27, 2023	August 28, 2022			August 27, 2023	August 28, 2022
Net revenues	$1,511	$1,517	—%	(2)%	$4,537	$4,580	(1)%	—%
Net income	$10	$173	(94)%	(95)%	$123	$419	(71)%	(70)%
Adjusted net income	$112	$161	(31)%	(33)%	$262	$467	(44)%	(44)%
Adjusted EBIT	$138	$188	(27)%	(29)%	$355	$571	(38)%	(38)%
Diluted earnings per share	$0.02	$0.43	(41)¢	(41)¢	$0.31	$1.03	(72)¢	(72)¢
Adjusted diluted earnings per share	$0.28	$0.40	(12)¢	(14)¢	$0.65	$1.15	(50)¢	(51)¢
Additional information regarding Adjusted gross margin, Adjusted SG&A, Adjusted EBIT, Adjusted EBIT margin, Adjusted net income, Adjusted diluted earnings per share, as well as amounts presented on a constant-currency basis, all of which are non-GAAP financial measures, is provided at the end of this press release.
Balance Sheet Review as of August 27, 2023
•Cash and cash equivalents were $295 million, while total liquidity was approximately $1.1 billion.
•The company’s leverage ratio was 1.6 as compared to 1.1 at the end of Q3 2022.
•Total inventories increased 6% on a dollar basis. Approximately 5% of the year-over-year increase is due to the modification of terms with the majority of our suppliers that results in the company taking ownership of inventory for goods being brought into the Americas closer to the point of shipment rather than destination. This is consistent with existing terms for goods sent to Europe and Asia. The remaining 1% increase represents a 17 point improvement from last quarter and reflects U.S. inventory levels below prior year’s level. We continue to expect sequential progress, achieving total company inventory levels below prior year levels by year end.
Additional information regarding leverage ratio, which is a non-GAAP financial measure, is provided at the end of this press release.
Shareholder Returns
•The company returned approximately $48 million to shareholders in the third quarter, in dividends representing $0.12 per share, in line with Q3 2022.
•The company did not repurchase any shares in the quarter. At quarter end, the company had $680 million remaining under its current share repurchase authorization, which has no expiration date.

•The company declared a dividend of $0.12 per share, totaling approximately $48 million. The dividend is payable in cash on November 9, 2023 to the holders of record of Class A common stock and Class B common stock at the close of business October 26, 2023.
Fiscal 2023 Guidance
•Reported net revenues are expected flat to up 1% year-over-year.
•Adjusted diluted EPS is expected to be on the low-end of the previously guided range of $1.10 to $1.20.
•More details will be provided during the earnings conference call.
This outlook also assumes no significant worsening of macro-economic pressures on the consumer, inflationary pressures, supply chain disruptions, or currency impacts. A reconciliation of non-GAAP forward looking information to the corresponding GAAP measures cannot be provided without unreasonable efforts due to the challenge in quantifying various items including but not limited to, the effects of foreign currency fluctuations, taxes, and any future restructuring, restructuring-related, severance and other charges.
Investor Conference Call
To access the conference call, please pre-register on
https://register.vevent.com/register/BId9d37e55f1db47b8b1d5249cd2eb2ef4 and you will receive confirmation with dial-in details. A live webcast of the event can be accessed on
https://edge.media-server.com/mmc/p/685esjao/.

A replay of the webcast will be available on http://investors.levistrauss.com starting approximately two hours after the event and archived on the site for one quarter.
About Levi Strauss & Co.
Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, Denizen® and Beyond Yoga® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 3,200 brand-dedicated stores and shop-in-shops. Levi Strauss & Co.'s reported 2022 net revenues were $6.2 billion. For more information, go to http://levistrauss.com, and for financial news and announcements go to http://investors.levistrauss.com.
Forward Looking Statements
This press release and related conference call contain, in addition to historical information, forward-looking statements, including statements related to: future financial results, including the company's expectations for the full fiscal year 2023 net revenues, adjusted diluted earnings per share and effective tax rate; inflationary pressures; fluctuations in foreign currency exchange rates; global economic conditions; supply chain constraints and disruptions; future dividend payments; future share repurchases; performance of our wholesale and DTC businesses; future inventory levels and our ability to execute against our long-term business strategies. The company has based these forward-looking statements on its current assumptions, expectations and projections about future events. Words such as, but not limited to, “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in the company's filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for fiscal year 2022 and its Quarterly Reports on Form 10-Q for the quarter ended August 27, 2023, especially in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release and related conference call may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this press release and related conference call. The company is not under any obligation and does not intend to update or revise any of the forward-looking statements contained in this press release and related conference call to reflect circumstances existing after the date of this press release and related conference call or to reflect the occurrence of future events, even if such circumstances or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
Non-GAAP Financial Measures
The company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP) and the rules of the SEC. To supplement its financial statements prepared and presented in accordance with GAAP, the company uses certain non-GAAP financial measures, such as Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted SG&A margin, Adjusted EBIT (both reported and on a constant-currency basis), Adjusted EBIT margin (both reported and on a constant-currency basis), Adjusted EBITDA, Adjusted net income (both reported and on a constant-currency basis), Adjusted net income margin, Adjusted diluted earnings per share (both reported and on a constant-currency basis), constant-currency net revenues, net debt, leverage ratio, Adjusted free cash flow and return on invested capital to provide investors with additional useful information about its financial performance, to enhance the overall understanding of its past performance and future prospects and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. The tables found below present Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted EBIT (both reported and on a constant-currency basis), Adjusted EBIT margin (both reported and on a constant-currency basis), Adjusted net income (both reported and on a constant-currency basis), Adjusted net income margin (both reported and on a constant-currency basis), Adjusted diluted earnings per share (both reported and on a constant-currency basis), constant-currency net revenues, net debt, leverage ratio, Adjusted free cash flow, and return on invested capital, and corresponding reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. Certain items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company’s financial position, results of operations and cash flows and should therefore be considered in assessing the company’s actual financial condition and performance. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgment by management in determining how they are formulated. Some specific limitations include but are not limited to, the fact that such non-GAAP financial measures: (a) do not reflect cash outlays for capital expenditures, contractual commitments or liabilities including pension obligations, post-retirement health benefit obligations and income tax liabilities; (b) do not reflect changes in, or cash requirements for, working capital requirements; and (c) do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. The company urges investors to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate its business. See “RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES” below for reconciliation to the most comparable GAAP financial measures. A reconciliation of non-GAAP forward looking information to the corresponding GAAP measures cannot be provided without unreasonable efforts due to the challenge in quantifying various items including but not limited to, the effects of foreign currency fluctuations, taxes, and any future restructuring, restructuring-related, severance and other charges.

Constant-currency
The company reports certain operating results on a constant-currency basis in order to facilitate period-to-period comparisons of its results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates used to translate the company's operating results for all countries where the functional currency is not the U.S. Dollar into U.S. Dollars. Because the company is a global company, foreign currency exchange rates used for translation may have a significant effect on its reported results. In general, the company's financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which it conducts its business. References to operating results on a constant-currency basis mean operating results without the impact of foreign currency exchange rate fluctuations.
The company believes disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of its results by increasing the transparency of the underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-GAAP financial measures and are not meant to be considered as an alternative or substitute for comparable measures prepared in accordance with GAAP. Constant-currency results have no standardized meaning prescribed by GAAP, are not prepared under any comprehensive set of accounting rules or principles and should be read in conjunction with the company's consolidated financial statements prepared in accordance with GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
The company calculates constant-currency amounts by translating local currency amounts in the prior-year period at actual foreign exchange rates for the current period. Constant-currency results do not eliminate the transaction currency impact, which primarily include the realized and unrealized gains and losses recognized from the measurement and remeasurement of purchases and sales of products in a currency other than the functional currency. Additionally, gross margin is impacted by gains and losses related to the procurement of inventory, primarily products sourced in EUR and USD, by the company's global sourcing organization on behalf of its foreign subsidiaries.
Source: Levi Strauss & Co. Investor Relations
# # #

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	August 27, 2023	November 27, 2022

	(Dollars in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$294.5	$429.6
Short-term investments in marketable securities	—	70.6
Trade receivables, net	690.2	697.0
Inventories	1,373.8	1,416.8
Other current assets	207.2	213.9
Total current assets	2,565.7	2,827.9
Property, plant and equipment, net	677.3	622.8
Goodwill	300.7	365.7
Other intangible assets, net	268.8	286.7
Deferred tax assets, net	723.5	625.0
Operating lease right-of-use assets, net	948.7	970.0
Other non-current assets	389.5	339.7
Total assets	$5,874.2	$6,037.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	39.5	11.7
Accounts payable	573.5	657.2
Accrued salaries, wages and employee benefits	194.9	246.7
Accrued sales returns and allowances	182.9	180.0
Short-term operating lease liabilities	239.9	235.7
Other accrued liabilities	577.4	650.3
Total current liabilities	1,808.1	1,981.6
Long-term debt	1,004.6	984.5
Long-term operating lease liabilities	823.1	859.1
Long-term employee related benefits and other liabilities	297.0	308.9
Total liabilities	3,932.8	4,134.1

Commitments and contingencies

Stockholders’ Equity:
Common stock — $0.001 par value; 1,200,000,000 Class A shares authorized, 100,025,877 shares and 96,028,351 shares issued and outstanding as of August 27, 2023 and November 27, 2022, respectively; and 422,000,000 Class B shares authorized, 297,070,877 shares and 297,703,442 shares issued and outstanding, as of August 27, 2023 and November 27, 2022, respectively	0.4	0.4
Additional paid-in capital	668.1	625.6
Accumulated other comprehensive loss	(398.1)	(421.7)
Retained earnings	1,671.0	1,699.4
Total stockholders’ equity	1,941.4	1,903.7
Total liabilities and stockholders’ equity	$5,874.2	$6,037.8

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the third quarter of fiscal 2023 are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	August 27, 2023	August 28, 2022	August 27, 2023	August 28, 2022

	(Dollars in millions, except per share amounts) (Unaudited)
Net revenues	$1,511.0	$1,517.2	$4,536.7	$4,579.9
Cost of goods sold	671.5	654.3	1,970.7	1,918.4
Gross profit	839.5	862.9	2,566.0	2,661.5
Selling, general and administrative expenses	714.5	663.8	2,273.7	2,140.4
Goodwill and other intangible asset impairment charges	90.2	—	90.2	11.6
Operating income	34.8	199.1	202.1	509.5
Interest expense	(11.5)	(7.7)	(35.4)	(16.3)
Other (expense) income, net	(26.7)	(5.2)	(38.1)	16.7
(Loss) income before income taxes	(3.4)	186.2	128.6	509.9
Income tax (benefit) expense	(13.0)	13.3	5.9	91.4
Net income	$9.6	$172.9	$122.7	$418.5
Earnings per common share attributable to common stockholders:
Basic	$0.02	$0.44	$0.31	$1.05
Diluted	$0.02	$0.43	$0.31	$1.03
Weighted-average common shares outstanding:
Basic	397,767,394	397,114,612	396,969,596	398,098,161
Diluted	400,992,735	402,917,852	401,454,820	405,072,746

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the third quarter of fiscal 2023 are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	August 27, 2023	August 28, 2022

	(Dollars in millions) (Unaudited)
Cash Flows from Operating Activities:
Net income	$122.7	$418.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	122.2	117.9
Goodwill and other intangible asset impairment	90.2	11.6
Property, plant, equipment, right-of-use asset impairment, and early lease terminations, net	25.0	36.1
Stock-based compensation	56.4	45.9
Benefit from deferred income taxes	(77.0)	(1.7)
Other, net	4.5	31.4
Net change in operating assets and liabilities	(167.4)	(449.4)
Net cash provided by operating activities	176.6	210.3
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(259.0)	(196.8)
Proceeds (payments) on settlement of forward foreign exchange contracts not designated for hedge accounting, net	27.3	(20.6)
Payments to acquire short-term investments	—	(70.4)
Proceeds from sale, maturity and collection of short-term investments	70.8	60.7
Net cash used for investing activities	(160.9)	(227.1)
Cash Flows from Financing Activities:
Proceeds from senior revolving credit facility	200.0	—
Repayments of senior revolving credit facility	(175.0)	—
Repurchase of common stock	(8.1)	(140.7)
Dividends to stockholders	(142.9)	(127.0)
Other financing activities, net	(13.1)	(20.0)
Net cash used for financing activities	(139.1)	(287.7)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(11.8)	(6.9)
Net decrease in cash and cash equivalents and restricted cash	(135.2)	(311.4)
Beginning cash and cash equivalents, and restricted cash	430.0	810.6
Ending cash and cash equivalents, and restricted cash	294.8	499.2
Less: Ending restricted cash	(0.3)	(0.3)
Ending cash and cash equivalents	$294.5	$498.9

Noncash Investing Activity:
Property, plant and equipment acquired and not yet paid at end of period	$38.4	$50.4
Supplemental disclosure of cash flow information:
Cash paid for income taxes during the period, net of refunds	66.8	83.9

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the third quarter of fiscal 2023 are an integral part of these consolidated financial statements.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE THIRD QUARTER OF 2023
The following information relates to non-GAAP financial measures, and should be read in conjunction with the investor call held on October 5, 2023, discussing the company’s financial condition and results of operations as of and for the quarter and year ended August 27, 2023.
We define the following non-GAAP measures as follows:

Most comparable GAAP measure	Non-GAAP measure	Non-GAAP measure definition
Gross profit	Adjusted gross profit	Gross profit excluding COVID-19 and acquisition related inventory costs
Gross margin	Adjusted gross margin	Adjusted gross profit as a percentage of net revenues
Selling, general and administration (“SG&A”) expenses	Adjusted SG&A	SG&A expenses excluding changes in fair value on cash-settled stock-based compensation, COVID-19 related charges, acquisition and integration related charges, impairment charges and early lease termination gains, net and restructuring and restructuring related charges, severance and other, net.
SG&A margin	Adjusted SG&A margin	Adjusted SG&A as a percentage of net revenues
Net income	Adjusted EBIT	Net income excluding income tax (benefit) expense, interest expense, other expense (income), net, loss on early extinguishment of debt, impact of changes in fair value on cash-settled stock-based compensation, COVID-19 related inventory costs and other charges, acquisition and integration related charges, impairment charges and early lease termination gains, net, goodwill and other intangible asset impairment charges, and restructuring and restructuring related charges, severance and other, net.
Net income margin	Adjusted EBIT margin	Adjusted EBIT as a percentage of net revenues
Net income	Adjusted EBITDA	Adjusted EBIT excluding depreciation and amortization expense
Net income	Adjusted net income	Net income excluding charges related to the impact of changes in fair value on cash-settled stock-based compensation, COVID-19 related inventory costs and other charges, net, acquisition and integration related charges, impairment charges and early lease termination gains, net, goodwill and other intangible asset impairment charges, restructuring and restructuring related charges, severance and other, net, pension settlement loss, and re-measurement of our deferred tax assets and liabilities based on the lower rates as a result of the Tax Cuts and Jobs Act ("Tax Act"), adjusted to give effect to the income tax impact of such adjustments.
Net income margin	Adjusted net income margin	Adjusted net income as a percentage of net revenues
Diluted earnings per share	Adjusted diluted earnings per share	Adjusted net income per weighted-average number of diluted common shares outstanding

Adjusted Gross Profit:

	Three Months Ended		Nine Months Ended
	August 27, 2023	August 28, 2022	August 27, 2023	August 28, 2022

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Gross profit	$839.5	$862.9	$2,566.0	$2,661.5

Non-GAAP measure:
Gross profit	$839.5	$862.9	$2,566.0	$2,661.5
COVID-19 related inventory costs	—	—	—	1.4
Acquisition related charges(1)	—	—	—	2.0
Adjusted gross profit	$839.5	$862.9	$2,566.0	$2,664.9

Gross margin	55.6%	56.9%	56.6%	58.1%
Adjusted gross margin	55.6%	56.9%	56.6%	58.2%
_____________
(1)Acquisition related charges include the inventory markup above historical carrying value associated with the Beyond Yoga® acquisition.

Adjusted SG&A:

	Three Months Ended		Nine Months Ended
	August 27, 2023	August 28, 2022	August 27, 2023	August 28, 2022

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Selling, general and administrative expenses	$714.5	$663.8	$2,273.7	$2,140.4

Non-GAAP measure:
Selling, general and administrative expenses	$714.5	$663.8	$2,273.7	$2,140.4
Impact of changes in fair value on cash-settled stock-based compensation	—	—	—	(0.6)
COVID-19 related charges	—	—	—	(3.9)
Acquisition and integration related charges	(1.3)	(1.5)	(3.8)	(4.6)
Property, plant, equipment, right-of-use asset impairment, and early lease terminations, net(1)	(9.8)	7.6	(24.7)	(31.9)
Restructuring and restructuring related charges, severance and other, net(2)	(1.7)	5.5	(33.8)	(5.2)
Adjusted SG&A	$701.7	$675.4	$2,211.4	$2,094.2

SG&A margin	47.3%	43.8%	50.1%	46.7%
Adjusted SG&A margin	46.4%	44.5%	48.7%	45.7%
_____________
(1)For the three-month period ended August 27, 2023, property, plant, equipment, right-of-use asset impairment, and early lease terminations, net primarily includes $6.1 million of capitalized internal-use software as a result of the decision to discontinue certain technology projects, as well as $3.7 million of impairment related to other discontinued projects. For the nine-month period ended August 27, 2023, property, plant, equipment, right-of-use asset impairment, and early lease terminations, net primarily includes $24.9 million of capitalized internal-use software as a result of the decision to discontinue certain technology projects, a $3.9 million gain on the early termination of store leases related to the Russia-Ukraine crisis, and $3.7 million of impairment related to other discontinued projects.
For the three-month period ended August 28, 2022, property, plant, equipment, right-of-use asset impairment, and early lease terminations, net includes a $7.6 million gain on the early termination of store leases related to the Russia-Ukraine crisis. For the nine-month period ended August 28, 2022, property, plant, equipment, right-of-use asset impairment, and early lease terminations, net primarily includes $4.1 million of property, plant and equipment and $35.4 million of certain store right-of-use assets, net of a $7.6 million gain on the early termination of store leases related to the Russia-Ukraine crisis.
(2)For the three-month and nine-month periods ended August 27, 2023, restructuring and restructuring related charges, severance, and other, net primarily relates to restructuring charges and other executive severance and separation charges. Costs associated with the wind-down of the Russia business and other transaction and deal related costs are also included.
For the three-month and nine-month periods ended August 28, 2022, restructuring and restructuring related charges, severance and other, net includes $5.6 million of charges related to the Russia-Ukraine crisis. Other, net includes transaction and deal related costs.

Adjusted EBIT and Adjusted EBITDA:
The following table presents a reconciliation of net income, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted EBIT and Adjusted EBITDA for each of the periods presented.

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	August 27, 2023	August 28, 2022	August 27, 2023	August 28, 2022	August 27, 2023	August 28, 2022

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Net income	$9.6	$172.9	$122.7	$418.5	$273.3	$571.4

Non-GAAP measure:
Net income	$9.6	$172.9	$122.7	$418.5	$273.3	$571.4
Income tax (benefit) expense	(13.0)	13.3	5.9	91.4	(5.0)	105.3
Interest expense	11.5	7.7	35.4	16.3	44.8	27.8
Other expense (income), net	26.7	5.2	38.1	(16.7)	26.0	(14.9)
Loss on early extinguishment of debt	—	—	—	—	—	6.2
Impact of changes in fair value on cash-settled stock-based compensation	—	—	—	0.6	—	1.4
COVID-19 related inventory costs and other charges	—	—	—	5.3	—	11.9
Acquisition and integration related charges(1)	1.3	1.5	3.8	6.6	5.2	14.3
Property, plant, equipment, right-of-use asset impairment and early lease terminations, net(2)	9.8	(7.6)	24.7	31.9	14.4	31.9
Goodwill and other intangible asset impairment charges(3)	90.2	—	90.2	11.6	90.2	11.6
Restructuring and restructuring related charges, severance and other, net(4)	1.7	(5.5)	33.8	5.2	48.0	6.3
Adjusted EBIT	$137.8	$187.5	$354.6	$570.7	$496.9	$773.2
Depreciation and amortization(5)	41.6	39.2	118.8	114.7	158.6	151.5
Adjusted EBITDA	$179.4	$226.7	$473.4	$685.4	$655.5	$924.7

Net income margin	0.6%	11.4%	2.7%	9.1%
Adjusted EBIT margin	9.1%	12.4%	7.8%	12.5%
_____________
(1)Acquisition and integration related charges includes the inventory markup above historical carrying value, as well as SG&A expenses associated with the Beyond Yoga® acquisition, including acquisition-related compensation subject to the continued employment of certain Beyond Yoga® employees.
(2)For the three-month period ended August 27, 2023, property, plant, equipment, right-of-use asset impairment, and early lease terminations, net primarily includes $6.1 million of capitalized internal-use software as a result of the decision to discontinue certain technology projects, as well as $3.7 million of impairment related to other discontinued projects. For the nine-month period ended August 27, 2023, property, plant, equipment, right-of-use asset impairment, and early lease terminations, net primarily includes $24.9 million of capitalized internal-use software as a result of the decision to discontinue certain technology projects, a $3.9 million gain on the early termination of store leases related to the Russia-Ukraine crisis, and $3.7 million of impairment related to other discontinued projects.

For the three-month period ended August 28, 2022, property, plant, equipment, right-of-use asset impairment, and early lease terminations, net includes a $7.6 million gain on the early termination of store leases related to the Russia-Ukraine crisis. For the nine-month period ended August 28, 2022, property, plant, equipment, right-of-use asset impairment, and early lease terminations, net primarily includes $4.1 million of property, plant and equipment and $35.4 million of certain store right-of-use assets, net of a $7.6 million gain on the early termination of store leases related to the Russia-Ukraine crisis.
(3)For the three-month and nine-month periods ended August 27, 2023, goodwill and other intangible asset impairment charges includes impairment charges of $75.4 million related to Beyond Yoga® reporting unit goodwill and $14.8 million related to the Beyond Yoga® trademark.
(4)For the three-month and nine-month periods ended August 27, 2023, restructuring and restructuring related charges, severance, and other, net primarily relates to restructuring charges and other executive severance and separation charges. Costs associated with the wind-down of the Russia business and other transaction and deal related costs are also included.
For the three-month and nine-month periods ended August 28, 2022, restructuring and restructuring related charges, severance and other, net includes $5.6 million of charges related to the Russia-Ukraine crisis. Other, net includes transaction and deal related costs.
(5)Depreciation and amortization amount net of amortization included in Restructuring and restructuring related charges, severance and other, net.

Adjusted Net Income:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	August 27, 2023	August 28, 2022	August 27, 2023	August 28, 2022	August 27, 2023	August 28, 2022

	(Dollars in millions, except per share amounts)
	(Unaudited)
Most comparable GAAP measure:
Net income	$9.6	$172.9	$122.7	$418.5	$273.3	$571.4

Non-GAAP measure:
Net income	$9.6	$172.9	$122.7	$418.5	$273.3	$571.4
Impact of changes in fair value on cash-settled stock-based compensation	—	—	—	0.6	—	1.4
Loss on early extinguishment of debt	—	—	—	—	—	6.2
COVID-19 related inventory costs and other charges, net(1)	—	—	—	(7.2)	—	(0.6)
Acquisition and integration related costs(2)	1.3	1.5	3.8	6.6	5.2	14.3
Property, plant, equipment, right-of-use asset impairment and early lease terminations, net(3)	9.8	(7.6)	24.7	31.9	14.4	31.9
Goodwill and other intangible asset impairment charges(4)	90.2	—	90.2	11.6	90.2	11.6
Unrealized gains on marketable securities	—	—	—	—	(19.9)	—
Restructuring and restructuring related charges, severance and other, net(5)	1.7	(5.5)	33.8	5.2	48.0	6.3
Pension settlement loss(6)	19.0	—	19.0	—	19.0	—
Tax impact of adjustments(7)	(19.6)	0.1	(32.2)	0.1	(31.6)	(5.5)
Adjusted net income	$112.0	$161.4	$262.0	$467.3	$398.6	$637.0

Net income margin	0.6%	11.4%	2.7%	9.1%
Adjusted net income margin	7.4%	10.6%	5.8%	10.2%
_____________
(1)Represents costs incurred in connection with COVID-19. For the nine-month period ended August 28, 2022, the net reduction primarily reflects a payment received from the German government as reimbursement for COVID-19 losses incurred in prior years.
(2)Acquisition and integration related charges includes the inventory markup above historical carrying value, as well as SG&A expenses associated with the Beyond Yoga® acquisition.
(3)For the three-month period ended August 27, 2023, property, plant, equipment, right-of-use asset impairment, and early lease terminations, net primarily includes $6.1 million of capitalized internal-use software as a result of the decision to discontinue certain technology projects, as well as $3.7 million of impairment related to other discontinued projects. For the nine-month period ended August 27, 2023, property, plant, equipment, right-of-use asset impairment, and early lease terminations, net primarily includes $24.9 million of capitalized internal-use software as a result of the decision to discontinue certain technology projects, a $3.9 million gain on the early termination of store leases related to the Russia-Ukraine crisis, and $3.7 million of impairment related to other discontinued projects.

For the three-month period ended August 28, 2022, property, plant, equipment, right-of-use asset impairment, and early lease terminations, net includes a $7.6 million gain on the early termination of store leases related to the Russia-Ukraine crisis. For the nine-month period ended August 28, 2022, property, plant, equipment, right-of-use asset impairment, and early lease terminations, net primarily includes $4.1 million of property, plant and equipment and $35.4 million of certain store right-of-use assets, net of a $7.6 million gain on the early termination of store leases related to the Russia-Ukraine crisis.
(4)For the three-month and nine-month periods ended August 27, 2023, goodwill and other intangible asset impairment charges includes impairment charges of $75.4 million related to Beyond Yoga® reporting unit goodwill and $14.8 million related to the Beyond Yoga® trademark.
(5)For the three-month and nine-month periods ended August 27, 2023, restructuring and restructuring related charges, severance, and other, net primarily relates to restructuring charges and other executive severance and separation charges. Costs associated with the wind-down of the Russia business and other transaction and deal related costs are also included.
For the three-month and nine-month periods ended August 28, 2022, restructuring and restructuring related charges, severance and other, net includes $5.6 million of charges related to the Russia-Ukraine crisis. Other, net includes transaction and deal related costs.
(6)For the three-month and nine-month periods ended August 27, 2023, the pension settlement relates to the Company purchasing nonparticipating annuity contracts in order to transfer certain retiree liabilities to an insurer, resulting in a one-time settlement charge of $19.0 million.
(7)Tax impact calculated using the annual effective tax rate, excluding discrete costs and benefits. Charges associated with the Russia-Ukraine crisis are non-deductible and therefore have not been tax effected. The tax impact of the Beyond Yoga® impairment charges were calculated using the U.S. specific tax rate of 24%. Excluding the impact of the Beyond Yoga® impairment charges, the annual effective tax rate is approximately 13%.

Adjusted Diluted Earnings per Share:

	Three Months Ended		Nine Months Ended
	August 27, 2023	August 28, 2022	August 27, 2023	August 28, 2022

	(Unaudited)
Most comparable GAAP measure:
Diluted earnings per share	$0.02	$0.43	$0.31	$1.03

Non-GAAP measure:
Diluted earnings per share	$0.02	$0.43	$0.31	$1.03
COVID-19 related inventory costs and other charges, net(1)	—	—	—	(0.02)
Acquisition and integration related costs(2)	—	—	0.01	0.02
Property, plant, equipment, right-of-use asset impairment and early lease terminations, net(3)	0.03	(0.02)	0.06	0.08
Goodwill and other intangible asset impairment charges(4)	0.22	—	0.22	0.03
Restructuring and restructuring related charges, severance and other, net(5)	—	(0.01)	0.08	0.01
Pension settlement loss(6)	0.05	—	0.05	—
Tax impact of adjustments(7)	(0.04)	—	(0.08)	—
Adjusted diluted earnings per share	$0.28	$0.40	$0.65	$1.15
_____________
(1)Represents costs incurred in connection with COVID-19. For the nine-month period ended August 28, 2022, the net reduction primarily reflects a payment received from the German government as reimbursement for COVID-19 losses incurred in prior years.
(2)Acquisition and integration related charges includes the inventory markup above historical carrying value, as well as SG&A expenses associated with the Beyond Yoga® acquisition.
(3)For the three-month period ended August 27, 2023, property, plant, equipment, right-of-use asset impairment, and early lease terminations, net primarily includes $6.1 million of capitalized internal-use software as a result of the decision to discontinue certain technology projects, as well as $3.7 million of impairment related to other discontinued projects. For the nine-month period ended August 27, 2023, property, plant, equipment, right-of-use asset impairment, and early lease terminations, net primarily includes $24.9 million of capitalized internal-use software as a result of the decision to discontinue certain technology projects, a $3.9 million gain on the early termination of store leases related to the Russia-Ukraine crisis, and $3.7 million of impairment related to other discontinued projects.

For the three-month period ended August 28, 2022, property, plant, equipment, right-of-use asset impairment, and early lease terminations, net includes a $7.6 million gain on the early termination of store leases related to the Russia-Ukraine crisis. For the nine-month period ended August 28, 2022, property, plant, equipment, right-of-use asset impairment, and early lease terminations, net primarily includes $4.1 million of property, plant and equipment and $35.4 million of certain store right-of-use assets, net of a $7.6 million gain on the early termination of store leases related to the Russia-Ukraine crisis.
(4)For the three-month and nine-month periods ended August 27, 2023, goodwill and other intangible asset impairment charges includes impairment charges of $75.4 million related to Beyond Yoga® reporting unit goodwill and $14.8 million related to the Beyond Yoga® trademark.
(5)For the three-month and nine-month periods ended August 27, 2023, restructuring and restructuring related charges, severance, and other, net primarily relates to restructuring charges and other executive severance and separation charges. Costs associated with the wind-down of the Russia business and other transaction and deal related costs are also included.
For the three-month and nine-month periods ended August 28, 2022, restructuring and restructuring related charges, severance and other, net includes $5.6 million of charges related to the Russia-Ukraine crisis. Other, net includes transaction and deal related costs.
(6)For the three-month and nine-month periods ended August 27, 2023, the pension settlement relates to the Company purchasing nonparticipating annuity contracts in order to transfer certain retiree liabilities to an insurer, resulting in a one-time settlement charge of $19.0 million.
(7)Tax impact calculated using the annual effective tax rate, excluding discrete costs and benefits. Charges associated with the Russia-Ukraine crisis are non-deductible and therefore have not been tax effected. The tax impact of the Beyond Yoga® impairment charges were calculated using the U.S. specific tax rate of 24%. Excluding the impact of the Beyond Yoga® impairment charges, the annual effective tax rate is approximately 13%.

Net Debt and Leverage Ratio:
We define net debt, a non-GAAP financial measure, as total debt, excluding finance leases, less cash and cash equivalents and short-term investments in marketable securities. We define leverage ratio, a non-GAAP financial measure, as the ratio of total debt, excluding finance leases, to the last 12 months Adjusted EBITDA. Our management believes net debt and leverage ratio are important measures to monitor our financial flexibility and evaluate the strength of our balance sheet. Net debt and leverage ratio have limitations as analytical tools and may vary from similarly titled measures used by other companies. Net debt and leverage ratio should not be considered in isolation or as a substitute for an analysis of our results prepared and presented in accordance with GAAP.
The following table presents a reconciliation of total debt, excluding finance leases, the most directly comparable financial measure calculated in accordance with GAAP, to net debt for each of the periods presented.

	August 27, 2023	November 27, 2022

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Total debt, excluding finance leases	$1,044.1	$996.2

Non-GAAP measure:
Total debt, excluding finance leases	$1,044.1	$996.2
Cash and cash equivalents	(294.5)	(429.6)
Short-term investments in marketable securities	—	(70.6)
Net debt	$749.6	$496.0

The following table presents a reconciliation of total debt, excluding finance leases, the most directly comparable financial measure calculated in accordance with GAAP, to leverage ratio for each of the periods presented.

	August 27, 2023	August 28, 2022

	(Dollars in millions)
	(Unaudited)
Total debt, excluding finance leases	$1,044.1	$971.8
Last Twelve Months Adjusted EBITDA(1)	$655.5	$924.7
Leverage ratio	1.6	1.1
_____________
(1)Last Twelve Months Adjusted EBITDA is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted EBIT and Adjusted EBITDA table for more information.

Adjusted Free Cash Flow:
We define Adjusted free cash flow, a non-GAAP financial measure, as net cash flow from operating activities less purchases of property, plant and equipment. We believe Adjusted free cash flow is an important liquidity measure of the cash that is available after capital expenditures for operational expenses and investment in our business. We believe Adjusted free cash flow is useful to investors because it measures our ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet, invest in future growth and return capital to stockholders.
The following table presents a reconciliation of net cash flow from operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted free cash flow for each of the periods presented.

	Three Months Ended		Nine Months Ended
	August 27, 2023	August 28, 2022	August 27, 2023	August 28, 2022

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Net cash provided by operating activities	$51.2	$64.4	$176.6	$210.3
Net cash used for investing activities	(79.4)	(91.9)	(160.9)	(227.1)
Net cash used for financing activities	(145.0)	(70.6)	(139.1)	(287.7)

Non-GAAP measure:
Net cash provided by operating activities	$51.2	$64.4	$176.6	$210.3
Purchases of property, plant and equipment	(72.4)	(76.3)	(259.0)	(196.8)
Adjusted free cash flow	$(21.2)	$(11.9)	$(82.4)	$13.5

Return on Invested Capital:
We define Return on invested capital ("ROIC") as the trailing four quarters of Adjusted net income before interest and after taxes divided by the average trailing five quarters of total invested capital. We define earnings before interest and after taxes as Adjusted net income plus interest expense and income tax expense less an income tax adjustment. We define total invested capital as total debt plus shareholders' equity less cash and short-term investments. We believe ROIC is useful to investors as it quantifies how efficiently we generated operating income relative to the capital we have invested in the business.
Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric Adjusted net income. Although ROIC is a standard financial metric, numerous methods exist for calculating a company's ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP.
The table below sets forth the calculation of ROIC for each of the periods presented.

	Trailing Four Quarters
	August 27, 2023	August 28, 2022

	(Dollars in millions)
	(Unaudited)
Net income	$273.3	$571.4

Numerator
Adjusted net income(1)	$398.6	$637.0
Interest expense	44.8	27.8
Income tax expense	(5.0)	105.3
Adjusted net income before interest and taxes	438.4	770.1
Income tax adjustment(2)	8.3	(118.7)
Adjusted net income before interest and after taxes	$446.7	$651.4
_____________
(1)Adjusted net income is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted Net Income table for more information.
(2) Tax impact calculated using the trailing four quarters effective tax rate, excluding discrete costs and benefits

	Average Trailing Five Quarters
	August 27, 2023	August 28, 2022

	(Dollars in millions)
	(Unaudited)
Denominator
Total debt, including operating lease liabilities	$2,151.9	$2,246.4
Shareholders' equity	1,915.9	1,711.3
Cash and Short-term investments	(437.5)	(889.8)
Total invested Capital	$3,630.3	$3,067.9

Net income to Total invested capital	7.5%	18.6%
Return on Invested Capital	12.3%	21.2%

Constant-Currency:
We calculate constant-currency amounts by translating local currency amounts in the comparison period at actual foreign exchange rates for the current period.
Constant-Currency Net Revenues:
The table below sets forth the calculation of net revenues on a constant-currency basis for the comparison period applicable to the three-month and nine-month periods ended August 27, 2023:

	Three Months Ended			Nine Months Ended
	August 27, 2023	August 28, 2022	% Increase (Decrease)	August 27, 2023	August 28, 2022	% Increase (Decrease)

	(Dollars in millions)
	(Unaudited)
Total net revenues
As reported	$1,511.0	$1,517.2	(0.4)%	$4,536.7	$4,579.9	(0.9)%
Impact of foreign currency exchange rates	—	23.9	*	—	(24.7)	*
Constant-currency net revenues	$1,511.0	$1,541.1	(2.0)%	$4,536.7	$4,555.2	(0.4)%

Americas
As reported	$766.7	$805.1	(4.8)%	$2,198.6	$2,347.0	(6.4)%
Impact of foreign currency exchange rates	—	15.0	*	—	22.1	*
Constant-currency net revenues - Americas	$766.7	$820.1	(6.5)%	$2,198.6	$2,369.1	(7.2)%

Europe
As reported	$384.1	$390.3	(1.6)%	$1,200.5	$1,226.8	(2.1)%
Impact of foreign currency exchange rates	—	17.1	*	—	(0.8)	*
Constant-currency net revenues - Europe	$384.1	$407.4	(5.7)%	$1,200.5	$1,226.0	(2.1)%

Asia
As reported	$246.5	$220.6	11.7%	$797.7	$700.9	13.8%
Impact of foreign currency exchange rates	—	(11.1)	*	—	(49.2)	*
Constant-currency net revenues - Asia	$246.5	$209.5	17.6%	$797.7	$651.7	22.4%

Other Brands
As reported	$113.7	$101.2	12.4%	$339.9	$305.2	11.4%
Impact of foreign currency exchange rates	—	2.9	*	—	3.2	*
Constant-currency net revenues - Other Brands	$113.7	$104.1	9.3%	$339.9	$308.4	10.2%
___________
* Not meaningful

Constant-Currency Adjusted EBIT and Constant Currency Adjusted EBIT margin:

	Three Months Ended			Nine Months Ended
	August 27, 2023	August 28, 2022	% (Decrease)	August 27, 2023	August 28, 2022	% (Decrease)

	(Dollars in millions)
	(Unaudited)
Adjusted EBIT(1)	$137.8	$187.5	(26.5)%	$354.6	$570.7	(37.9)%
Impact of foreign currency exchange rates	—	6.9	*	—	0.9	*
Constant-currency Adjusted EBIT	$137.8	$194.4	(29.1)%	$354.6	$571.6	(38.0)%

Adjusted EBIT margin	9.1%	12.4%	(26.6)%	7.8%	12.5%	(37.6)%
Impact of foreign currency exchange rates	—	0.2	*	—	—	*
Constant-currency Adjusted EBIT margin(2)	9.1%	12.6%	(27.8)%	7.8%	12.5%	(37.6)%
_____________
(1)Adjusted EBIT is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted EBIT and Adjusted EBITDA table for more information.
(2)We define constant-currency Adjusted EBIT margin as constant-currency Adjusted EBIT as a percentage of constant-currency net revenues.
* Not meaningful

Constant-Currency Adjusted Net Income and Adjusted Diluted Earnings per Share:

	Three Months Ended			Nine Months Ended
	August 27, 2023	August 28, 2022	% (Decrease)	August 27, 2023	August 28, 2022	% (Decrease)

	(Dollars in millions, except per share amounts)
	(Unaudited)
Adjusted net income (1)	$112.0	$161.4	(30.6)%	$262.0	$467.3	(43.9)%
Impact of foreign currency exchange rates	—	6.1	*	—	3.2	*
Constant-currency Adjusted net income	$112.0	$167.5	(33.1)%	$262.0	$470.5	(44.3)%
Constant-currency Adjusted net income margin(2)	7.4%	10.9%		5.8%	10.3%

Adjusted diluted earnings per share	$0.28	$0.40	(30.0)%	$0.65	$1.15	(43.5)%
Impact of foreign currency exchange rates	—	0.02	*	—	0.01	*
Constant-currency Adjusted diluted earnings per share	$0.28	$0.42	(33.3)%	$0.65	$1.16	(44.0)%
_____________
(1)Adjusted net income is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted net income table for more information.
(2)We define constant-currency Adjusted net income margin as constant-currency Adjusted net income as a percentage of constant-currency net revenues.
* Not meaningful